Exhibit 3.33

MC-263720 Certificate Of Incorporation I, V. DAPHENE WHITELOCKE Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by Dragonquest Holdings Company an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 25th day of October Two Thousand Eleven Given under my hand and Seal at George Town in the Island of Grand Cayman this 25th day of October Two Thousand Eleven Assistant Registrar of Companies, Cayman Islands.